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                                                                      EXHIBIT 99



WENDY'S INTERNATIONAL, INC. REPORTS SALES RESULTS

COMPANY CONTINUES TO REPURCHASE COMMON SHARES

     DUBLIN, Ohio (January 9, 2003) - Wendy's International, Inc. (NYSE: WEN) announced today sales results for 2002, the fourth quarter and December (period 12 ended on December 29, 2002).

     Same-store sales for the year 2002 increased 4.7% at Wendy's(R)U.S. company restaurants and 7.1% at Wendy's U.S. franchise restaurants. Tim
Hortons(R)same-store sales for the year increased 7.2% in Canada and 9.9% in the U.S.

                          Period 12        4th Quarter       Year 2002
                          ---------        -----------       ---------
Wendy's U.S.-Company       (0.9%)             1.0%              4.7%
Wendy's U.S.-Franchise      1.0%              3.0%              7.1%
Tim Hortons Canada          4.5%              5.7%              7.2%
Tim Hortons U.S.            6.8%              7.2%              9.9%

     Chairman and Chief Executive Officer Jack Schuessler said: "Our operators and franchisees produced another outstanding year. Sales growth in 2002 at Wendy's and Tim Hortons was robust and well above industry trends. Our brands are very healthy and growing.

     "The fourth quarter and the month of December were challenging, especially for Wendy's, due to the weakening consumer confidence, worse weather compared to a year ago and discounting in the quick-service restaurant industry. Additionally, during December a year ago Wendy's U.S. company restaurant same-store sales increased 6.3%."

     The Company reiterated its 2002 guidance for earnings per share growth in a range of $1.88 to $1.90, a 14% to 15% increase over $1.65 a year ago. The Company's long-term goal for annual EPS growth continues to be in the 12% to 15% range.

     "Despite the short-term issues, we are optimistic about delivering another good year in 2003. We are committed to our long-term strategic plan that emphasizes superior restaurant operations, quality products and further improving our competitive advantages," Schuessler said.

     Wendy's national advertising during January highlights the chain's Super Value Menu(TM), which has 10 items priced at 99 cents everyday, such as chili, baked potato, fries, side salad and Frosty(TM) dairy dessert.

     The Company continued to repurchase its common shares in the fourth quarter. During the quarter, the Company repurchased 872,000 shares for $24.7 million. For the year 2002, the Company repurchased 1.6 million shares for $49.4 million.

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COMPANY PLANS YEAR-END DISCLOSURE AND ANALYST MEETING

     o Friday, January 31, 2003 - News release for 4th Quarter and 2002 year-end financial results (no conference call on January 31).

     o Monday, February 3, 2003 - Meeting at 10:00 a.m. (Eastern) with investors and the financial media at the Sofitel Hotel, 45 West 44th Street, New York. Management will review 2002 results, provide a strategic update and discuss its 2003 outlook. The meeting will also be available via a conference call and Internet web cast. Investors may access the Company's website and web casts at www.wendys-invest.com.

WENDY'S INTERNATIONAL, INC. OVERVIEW

     Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies, with $8.3 billion in 2001 systemwide sales, more than 8,500 total restaurants, and quality brands - Wendy's Old Fashioned Hamburgers(R), Tim Hortons and Baja Fresh(R). The company invested in two quality brands during 2002 - Cafe Express(TM) and Pasta Pomodoro(R). More information about the Company is available at www.wendys-invest.com.

     Wendy's Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with more than 6,200 restaurants in the United States, Canada and international markets. More information about Wendy's is available at www.wendys.com.

     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,188 Tim Hortons restaurants in Canada and 160 in the U.S. More information about Tim Hortons is available at www.timhortons.com.

     Baja Fresh was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 210 restaurants in the United States. More information about Baja Fresh is available at www.bajafresh.com.

SAFE HARBOR STATEMENT

     Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. Factors set forth in our Safe Harbor under the Private Securities Litigation Reform Act of 1995, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. Please review the Company's Safe Harbor statement at http://www.wendys-invest.com/safeharbor.

Cafe Express is a trademark of Cafe Express LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)

Marsha Gordon (614-764-3019 or marsha_gordon@wendys.com)